EXHIBIT 10.62a




October 8, 1998



Mr. Ernest G. DeNigris
African Continental Telecommunications Ltd.
57/63 Line Wall Road
Gibraltar
Copy By Telecopier: 973/543-2559

Dear Mr. DeNigris:

Reference is made to (i) the Satellite Lease Agreement for the AMSC-1 Satellite by and among AMSC Subsidiary Corporation ("American Mobile"), American Mobile Satellite Corporation and African Continental Telecommunications Ltd. ("ACTEL") dated December 2, 1997 (the "ACTEL Lease Agreement") and (ii) to the Satellite Purchase Agreement dated December 2, 1997 among TMI Communications and Company, Limited Partnership and AMSC Subsidiary Corporation and American Mobile Satellite Corporation (the "TMI Purchase Agreement"). Capitalized terms used herein without definition shall have the respective meanings set forth in the ACTEL Lease Agreement.

This letter agreement will confirm our understanding that, contingent upon receipt by American Mobile of $2,500,000 from TMI, American Mobile will refund to ACTEL $2,500,000 of the $7,500,000 Initial Payment received from ACTEL. ACTEL and American Mobile agree that: (1) the ACTEL Lease Agreement will in all cases be interpreted to account for this repayment; (2) in no event shall American Mobile be liable to ACTEL for repayment of any further portion of the Initial Payment, regardless of cause and whether the ACTEL Lease Agreement is terminated by American Mobile or ACTEL; and (3) no public statements or filings by ACTEL will assert any liability or cause for repayment.

In addition, American Mobile and ACTEL agree to continue to negotiate in good faith towards the goal of achieving the following by November 30, 1998: (a) ACTEL's receipt of a commitment by a strategic investor, reasonably satisfactory to American Mobile, on terms sufficient to provide a reasonable basis to support commencement of the Initial Lease Term prior to March 1, 1998; (b) agreement between American Mobile and ACTEL on any changes to the ACTEL Lease Agreement to obtain the commitment and commencement of the Initial Lease Term as described in
(a) above; and (c) agreement between American Mobile and TMI on any changes to the TMI Purchase Agreement which would, in American Mobile's good faith judgment, be required to implement the changes sought by ACTEL under (b) above. American Mobile and ACTEL recognize that American Mobile's agreement to continue negotiations is subject to the receipt by American Mobile of the agreement of TMI to act pursuant to or to amend the TMI Purchase Agreement in a manner that would reasonably support such negotiations.




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Mr. Ernest G. DeNigris
October 8, 1998
Page Two


All other terms of the ACTEL Lease Agreement shall remain in full force and effect and unamended (except as set out above), no waivers of any provisions or existing defaults under the ACTEL Lease Agreement shall be deemed to have been made, and time shall remain of the essence.

Very truly yours,
/s/Gary M. Parsons
Gary M. Parsons


Agreed and Accepted this 9th day of October, 1998

AFRICAN CONTINENTAL TELECOMMUNICATIONS LTD.
/s/ Ernest G. DeNigris
---------------
By:      Ernest G. DeNigris
Its:     President



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